Exhibit 99.1

For Immediate Release

CardioVascular BioTherapeutics, Inc. announces positive results for its development of a treatment for stroke, the number three cause of death in the United States

Henderson, NV, June 2, 2005 - CardioVascular BioTherapeutics, Inc. (stock symbol: CVBT), announced today that its pre-clinical animal studies yielded positive evidence for minimizing the stroke-affected area in the brain using CVBT’s drug candidate, Cardio Vascu-Grow™, as compared to control groups. In addition, the treated animals had significantly less neurological defects as assessed by several behavioral tests. In theory, this could indicate improvement in the recovery of lost brain function in stroke patients due to a reduction in size of the stroke-affected brain tissue area.

Dr. Thomas J. Stegmann, M.D., Chief Clinical Officer for CVBT, a cardiovascular surgeon and the original discoverer of the drug candidate stated, “These medical developments are very encouraging, and I was pleasantly surprised by the magnitude of the medical results in which the stroke area in the animals that received the Cardio Vascu-Grow™ was diminishing.” Dr. Stegmann also mentioned, “I am looking forward to proceeding toward human trials, which for the millions of people affected by strokes all over the world, could be a major breakthrough that could save lives, lessen pain and suffering, and save money in the treatment of stroke victims if similar results as those in the animal studies are achieved.”

Stroke is the third major cause of death in the United States. It is reported by the American Heart Association that each year about 700,000 people experience a new or recurrent stroke in the US. The cost to treat and care for the nearly 5 million stroke patients in the United States was $53.6 Billion in 2004.

Mr. Daniel C. Montano, President of CVBT stated, “CVBT’s number one effort is to develop a new biopharmaceutical treatment for heart disease, the number one cause of death in the developed world. I am very pleased with the medical results to date in our clinical trials in which Cardio Vascu-Grow ™ has been administered to patients that have clogged or blocked coronary arteries, which causes a lack of blood flow to portions of the heart muscle.” He further noted, “According the American Heart Association most strokes are also caused by a lack of blood flow, in this case to the brain, and is also often due to clogged or blocked arteries.” Mr. Montano said, “CVBT’s pre-clinical stroke results could potentially open a whole new frontier in the treatment of this devastating disease which affects so many families, including mine.”

Mr. Montano also commented, “The most important thing about these pre-clinical results is the potential impact of our drug candidate on the mortality and quality of life of the millions of stroke victims in the United States. Secondly is the economic impact on payors. If CVBT’s drug candidate can reduce the damaged area of the brain from a stroke, sufferers of a stroke might be able to have a more normal life resulting in reduced medical care requirements over the rest of their lives. This could result in a material cost reduction in medical care for stroke victims.” ”Additionally,” Mr. Montano said, “CVBT now has encouraging medical results from its protein drug candidate in three different tissue groups. The first is the ‘Muscle Tissue Group’ in CVBT’s heart clinical trials in humans; the second is the ‘Skin Tissue Group’ in its wound healing efforts; and now our third, the ‘Nerve Tissue Group’ for treatment of stroke, has been identified.” Mr. Montano further remarked, “We now have three major potential drug opportunities for CVBT.”

Persons wishing further information on the pre-clinical stroke studies should request a copy at the website www.CVBT.com.

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CardioVascular BioTherapeutics, Inc. (Stock symbol: CVBT) is a biopharmaceutical company focused on developing a new drug for the treatment of cardiovascular diseases where the growth of new blood vessels can improve the outcome for patients with these diseases. Its drug candidate, Cardio Vascu-Grow™, is designed to facilitate the growth of new blood vessels in the heart and other tissues with an impaired vascular system.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding our future revenues, cash usage and our cash flow breakeven point are forward looking statements. Factors that might affect actual outcomes include, but are not limited to, FDA approval of Cardio Vascu-Grow™, market acceptance of CardioVascular BioTherapeutics, Inc. products by our customers, future revenues, future expenses, future margins, cash usage, and financial performance. For a more detailed discussion of these and associated risks, see the Company’s most recent documents filed with the Securities and Exchange Commission.

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Cardio Vascu-Grow™ is a trademark of CardioVascular BioTherapeutics, Inc.

Investor Relations Contact:

CardioVascular BioTherapeutics, Inc.

pr@cvbt.com

or

Investor Awareness, Inc.

Tony Schor

847-971-0922

www.investorawareness.com